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                                                              Exhibit 99.(d)(ii)

                    Addendum to Management Agreement between
                        Lord Abbett Large-Cap Growth Fund
                                       and
                             Lord, Abbett & Co. LLC
                     Dated: August 1, 2005 (the "Agreement")
                     ---------------------------------------


     Lord, Abbett & Co. LLC ("Lord Abbett") and Lord Abbett Large-Cap Growth Fund (the "Fund") do hereby agree that the annual management fee rate for the Fund with respect to paragraph 2 of the Agreement shall be as follows: 0.75 of 1% of the first $1 billion of the Fund's average daily net assets; 0.70 of 1% of the next $1 billion of such assets; and 0.65 of 1% of such assets in excess of $2 billion.

     For purposes of Section 15 (a) of the Act, this Addendum and the Agreement shall together constitute the investment advisory contract of the Fund.


                                       LORD, ABBETT & CO. LLC


                                       BY:  /s/ Lawrence H. Kaplan
                                            ----------------------
                                            Lawrence H. Kaplan
                                            Member and General Counsel


                                       LORD ABBETT
                                       LARGE-CAP GROWTH FUND


                                       BY:  /s/ Christina T. Simmons
                                            ------------------------
                                            Christina T. Simmons
                                            Vice President & Assistant Secretary